Correspondence

NEW WORLD BATTERIES	NEW WORLD BATTERIES INC. 11718 - 232B STREET MAPLE RIDGE BC V2X 7Z2 CANADA TEL. 604-476-9080 * FAX 604-476-0921 EMAIL: newworldbatteries@shaw.ca

April 18, 2005

U.S.     Securities and Exchange Commission
Washington, D.C. 20549-0405

Re:	New World Batteries, Inc. Registration Statement on Form 20-F Amendment no. 1 Filed April 1, 2005 File No. 000-51157

Ladies and Gentlemen:

As president of New World Batteries, Inc., (the Company) and on behalf thereof please be advised that the Company acknowledges that:

1.	The Company is responsible for the adequacy and accuracy of the disclosure in the above referenced filing;

2.	Staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

3.	The Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Sincerely,

/s/ PATRICK O'BRIEN Patrick O'Brien, President